Exhibit 99.1

Virtusa Announces Departure of Senior Vice President & Global Head of Human
Resources T.N. Hari

Westborough, MA — (February 23, 2009) — Virtusa Corporation (NASDAQ: VRTU), a global information technology (IT) services company that provides IT consulting, technology implementation and application outsourcing services through an offshore delivery model, today announced that T.N. Hari, Senior Vice President & Global Head of Human Resources, has resigned from the Company, effective March 31, 2009, for personal reasons.

Kris Canekeratne, Chairman and Chief Executive Officer of Virtusa, stated, “I would like to thank T.N. Hari for his valuable contribution to Virtusa over the past three years.  T.N. Hari has helped Virtusa build a strong human resource management team and leading global human resource processes.  We wish T.N. Hari the best in his future endeavors.”

Virtusa has initiated a search for a Global Head of Human Resources.

About Virtusa Corporation

Virtusa (NASDAQ: VRTU) is a global information technology (IT) services company providing IT consulting, technology implementation and application outsourcing services.  Using its enhanced global delivery model, innovative platforming approach and industry expertise, Virtusa provides cost-effective services that enable its clients to use IT to enhance business performance, accelerate time-to-market, increase productivity and improve customer service.

Founded in 1996 and headquartered in Massachusetts, Virtusa has offices in the United States and the United Kingdom, and global delivery centers in India and Sri Lanka.

“Virtusa” is a registered trademark of Virtusa Corporation.

Media Contact:
Susan Hartzell
ICR
susan.hartzell@icrinc.com, 203-682-8238

Investor Contact:
Staci Strauss Mortenson
ICR
Staci.mortenson@icrinc.com, 203-682-8273